Exhibit 23.2


INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT


We consent to the incorporation by reference in Registration Statement of Startech Environmental Corporation on Form S-8 (File No. 333-100909) of our report, which includes an explanatory paragraph as to the Company's ability to continue as a going concern, dated January 13, 2006, with respect to our audit of the consolidated financial statements of Startech Environmental Corporation as of October 31, 2005 and for the year then ended appearing in this Annual Report on Form 10-K of Startech Environmental Corporation for the year ended October 31, 2005.


/s/ Marcum and Kliegman, LLP
----------------------------
New York, NY
February 13, 2006